[Aetna Letterhead]
[Aetna logo]                                           151 Farmington Avenue
                                                       Hartford, CT 06156

                                                       Jo-Anne Rankin, FSA, MAAA
                                                       Pricing Actuary
                                                       Life Products Group, TN41
                                                       (860) 273-4436
                                                       Fax:  (860) 273-4438

June 26, 1997

Re:  AetnaVest Plus (File No. 33-76018)

Dear Sir or Madam:

In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning ALIAC's AetnaVest Plus Flexible Premium Variable Life Insurance Policy (the "Policy"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 8 to Registration Statement on Form S-6, File No. 33-76018 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policy included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Cash Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policy operates.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jo-Anne Rankin
    Jo-Anne Rankin
    Pricing Actuary